UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 18, 2007
LAM RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-12933 (Commission File Number)	94-2634797 (IRS Employer Identification Number)
4650 Cushing Parkway
Fremont, California 94538
(Address of principal executive offices including zip code)
(510) 572-0200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement.
     On December 18, 2007, the Company entered into a series of two operating leases (the “Livermore Leases”) regarding certain improved properties in Livermore, California. On December 21, 2007, the Company entered into a series of four operating leases (the “New Fremont Leases,” and collectively with the Livermore Leases, the “Operating Leases”) which assigned, amended and restated the Company’s existing operating leases with SELCO Service Corporation with regard to certain improved properties at the Company’s headquarters in Fremont, California. Each of the Operating Leases is an off-balance sheet arrangement.
     The Operating Leases (and associated documents for each Operating Lease) were entered into by the Company and BNP Paribas Leasing Corporation (“BNPPLC”).
     Each Livermore Lease facility has an approximately seven-year term (inclusive of an initial construction period during which BNPPLC’s and the Company’s obligations will be governed by the Construction Agreement entered into with regard to such Livermore Lease facility) ending on the first business day in January, 2015. Total scheduled rent payments under the Livermore Leases are estimated to be approximately $25,700,000 in the aggregate (based on current one-month LIBOR rates), following completion of improvements to each property.
     Each New Fremont Lease has an approximately seven-year term ending on the first business day in January, 2015. Total scheduled rent payments under the New Fremont Leases are approximately $32,400,000 in the aggregate (based upon current three-month LIBOR rates).
     Under each Operating Lease, the Company may, at its discretion and with 30 days’ notice, elect to purchase the property that is the subject of the Operating Lease for an amount approximating the sum required to prepay the amount of BNPPLC’s investment in the property and any accrued but unpaid rent. Any such amount may also include an additional make-whole amount for early redemption of the outstanding investment, which will vary depending on prevailing interest rates at the time of prepayment.
     The Company is required, pursuant to the terms of the Operating Leases and associated documents, to maintain collateral in an aggregate of approximately $165,000,000 (upon completion of the Livermore construction) in separate interest-bearing accounts with BNPPLC (or a third party, currently State Street Bank and Trust, with regard to the Livermore Leases) as security for the Company’s obligations under the Operating Leases.
     Upon expiration of the term of an Operating Lease, the property subject to that Operating Lease may be remarketed. The Company has guaranteed to BNPPLC that each property will have a certain minimum residual value, as set forth in the applicable Operating Lease. The aggregate guarantee made by the Company under the Operating Leases is no more than approximately $141,800,000 (although, under certain default circumstances, the guarantee with regard to an Operating Lease may be 100% of BNPPLC’s investment in the applicable property; in the aggregate, the amounts payable under such guarantees will be no more than $165,000,000 plus related indemnification or other obligations).
     Under each Operating Lease and its associated documents, the Company is subject to a financial covenant requiring it to maintain unrestricted cash, unencumbered cash investments, and unencumbered marketable securities of at least $300,000,000 (not including the collateral maintained as security for the Company’s obligations under the Operating Leases).
     The Operating Leases are subject to customary default provisions, including, without limitation, those relating to payment defaults under the Operating Leases and associated documents, payment defaults under other indebtedness of the Company, performance defaults under the Operating Leases (including cross-defaults between each of the Operating Leases), and events of bankruptcy. In the event that such defaults occur and are continuing, BNPPLC may accelerate repayment of its investment under the applicable Operating Leases; alternatively, BNPPLC may require the Company to pay all amounts due under one or more Operating Leases through the end of the term of the applicable Operating Leases.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information provided in Section 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 21, 2007

LAM RESEARCH CORPORATION
By:	/s/ James D. Wheat
James D. Wheat
Vice President, Corporate Controller